Exhibit 4

WESTCORP 2001 STOCK INCENTIVE PLAN
      1.     Purpose.
      The Westcorp 2001 Stock Incentive Plan (the “Plan”) is an amendment and restatement of the Westcorp 2001 Stock Option Plan that adds a restricted stock feature to the Plan. The purpose of the Plan is to provide incentives to, and to encourage the ownership of Westcorp, a California corporation, common stock (hereinafter “Common Stock”), by certain employees and directors of the Company and its subsidiaries (collectively, unless the context indicates otherwise, the “Company”). The Plan provides for stock options which qualify as Incentive Stock Options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), Non-Statutory Stock Options (“NSOs”) which are not intended to be ISOs, and Restricted Stock Awards (“Stock Awards”). ISOs and NSOs are collectively referred to in the Plan as “Options” and ISOs, NSOs and Stock Awards are collectively referred to in the Plan as “Awards”. The Plan is not a qualified plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
      2.     Administration.

2.1 The Plan shall be administered by the Board of Directors of the Company (the “Board”) or, if so designated by the Board, by the Compensation Committee of the Board, consisting of not less than two members of the Board. The administrator of the Plan is hereinafter referred to as the “Committee”. In addition, the composition of the Committee shall be made in an attempt to satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Securities Exchange Act, and

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Internal Revenue Code §162(m)(4)(C).

2.2 Subject to the limitations of the Plan, the Committee shall have the sole and complete authority (a) to select those directors or employees (who may also be officers or directors of the Company or any subsidiary of the Company) who shall be eligible to receive Awards under the Plan (“Participants”), (b) to determine the type and amount of Awards to be granted to each Participant in conformity with the Plan, (c) to impose such limitations, restrictions, and conditions upon Awards as it shall deem appropriate, (d) to interpret the Plan, adopt agreements, and to adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, and (e) to make all other determinations and to take all other actions necessary or advisable for the proper administration of the Plan. Determinations of fair market value under the Plan shall be made in accordance with the methods and procedures established by the Committee. The Committee’s determinations on matters within its authority shall be conclusive and binding on the Company and all other parties. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award made under it. The Committee may select one of its members as its Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee without a meeting, shall be the valid acts of the Committee.

2.3 The “fair market value” on a specified date shall mean the closing price for a share of Common Stock on the stock exchange, if any, on which Common Stock is primarily traded, but if no Common Stock were traded on such date, then on the last previous date on which a share of Common Stock was so traded, or, if Common Stock is not primarily traded on a stock exchange, the average of the bid and asked closing prices at which one share of Common Stock is traded on the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or, if none of the above is applicable, the value of a share of Common Stock as established by the Board of Directors for such date using any reasonable method of valuation.

      3.     Type of Award.
      Awards under the Plan shall be based on Common Stock and shall be issued as Options, qualifying as either NSOs or ISOs, or as Stock Awards. No Awards shall be granted under the Plan after ten years from the date the Plan is approved by the shareholders of the Company (or, if earlier, the date the Plan is adopted by the Board), which expiration date shall be February 13, 2011.
      4.     Shares Subject to Plan and Eligible Employees.

4.1 At the time of original adoption of the Plan, 3,000,000 shares of Common Stock of the Company were available for Option grants under the Plan. At the time of amendment and restatement of the Plan, an additional 1,840,622 shares of Common Stock of the Company are being made available for Awards under the Plan, so that the total number of shares of Common Stock available for Awards under the Plan will equal 4,840,622. All such amounts are subject to adjustment as provided in Section 8 below. In the future, if another company is acquired by the Company or any of its subsidiaries, any Common Stock covered by or issued as a result of the assumption or substitution of outstanding grants or awards of the acquired company shall not be deemed issued under the Plan and shall not be subtracted from the Common Stock available for grant under the Plan. The Common Stock deliverable under the Plan shall consist in whole or in part of authorized and unissued shares of the Company. Notwithstanding the foregoing, if any Award is forfeited, or an Award is terminated or expires without issuance of Common Stock or other consideration, the Common Stock subject to such Award shall again be available for grant pursuant to the Plan. The maximum number of shares of Common Stock with respect to which an Award or Awards may be granted to any Participant in any one taxable year of the Company (the “Maximum Annual Participant Award”) shall not exceed 500,000 shares for Options or 500,000 shares for Stock Awards.

4.2 The class eligible to receive Awards under the Plan shall all be employees and directors of the Company and its subsidiaries who are selected by the Committee. In general, Participants shall be selected by the Committee from the directors, executive officers and other key employees of the Company and its subsidiaries who occupy responsible managerial or professional positions and/or who have the capacity to or who have already shown their ability to make a substantial contribution to the success of the Company.

4.3 The form of an Award shall be determined from time to time by the Committee. The terms and provisions of an Option shall be set forth in writing in a Stock Option Certificate Agreement (the “Stock Option Agreement”), signed by the Option holder and on behalf of the Company by the Chairman of the Board or an authorized officer. The Agreement shall state whether or not the Option is an Incentive Stock Option. The terms and provisions of a Stock Award shall be set forth in writing in a Restricted Stock Agreement (the “Stock Award Agreement”), signed by the recipient and on behalf of the Company by the Chairman of the Board or an authorized officer. The Committee may establish such other condition(s) as it may determine provided that, with respect to a grant of Incentive Stock Options, such condition(s) are not inconsistent with Section 422 of the Internal Revenue Code.
      5.     Stock Options.
      All Options granted under the Plan shall be subject to the following terms and conditions:

5.1 The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any Participant Options to purchase Common Stock, which Options may, but need not, be ISOs. As more fully set forth in Section 14, the grant of an Option shall be evidenced by a signed written Stock Option Agreement containing such terms and conditions, not inconsistent with this Plan, as the Committee may from time to time prescribe. Options granted under the Plan as ISOs shall be designated as ISOs in the Stock Option Agreement covering such Options.

5.2 Each Stock Option Agreement shall specify the exercise price of each Option. The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that with respect to ISOs, such price shall not be less than one hundred percent (100%) of the fair market value of a share of Common Stock as of the date the Option is granted; and provided further, that such price shall be no less than one hundred ten percent (110%) of the fair market value of a share of Common Stock as of the date the Option is granted if such Option is granted to a person who owns ten percent (10%) or more of the issued and outstanding Common Stock of the Company as of such date. The exercise price under an NSO shall in no event be less than 85% of the fair market value of a share of Common Stock as of the date the Option is granted. In the case of an NSO, a Stock Option Agreement may specify an exercise price that varies in accordance with a predetermined formula while the NSO is outstanding.

5.3 The term of an Option shall be set by the Committee in its discretion; provided, however, that the term shall not be more than seven years from the date an ISO is granted, or, in the case of an Option granted to a person who owns ten percent (10%) or more of the issued and outstanding Common Stock of the Company as of the date the Option is granted, the term shall not be more than five years from the date an ISO is granted.

5.4 At any time after grant of an Option, the Committee may, in its sole discretion, subject to whatever terms and conditions it selects, and to the extent applicable, accelerate the period during which an Option vests.

5.5 No portion of an Option which is unexercisable at the time a Participant terminates employment with the Company or a subsidiary of the Company shall thereafter become exercisable. However, for purposes of understanding the previous sentence, an Option shall not be considered unexercisable if at that time a Participant terminates the only impediment to his or her exercise of the Option is the fact that the Participant is subject to a closed window period which restricts the exercise of the Option as a matter of law. Further, the existence of a closed window period will not extend the time within which Options hereunder may be exercised.

5.6 For those Participants who are employees of the Company or any of its subsidiaries, an Option shall be exercisable by a Participant only while he or she is an employee and up to three months following the cessation or termination of employment with the Company and any and all subsidiaries or no later than three months after the Participant ceases to be a Director. The preceding notwithstanding, the Committee may determine that an Option may be exercised subsequent to a Participant’s termination of employment or directorship, subject to the following limitations:

(a) An Option, to the extent not previously exercised, shall terminate no later than seven (7) years from the grant date (the “Option Term”). If Participant ceases to be employed by the Company because of Participant’s retirement, disability or death, the option may, to the extent it was outstanding and exercisable on the date of such retirement, disability or death, be exercised only during the following periods: (i) if the termination was due to Participant’s disability (within the meaning of Section 22(e)(3) of the Code), the one-year period following the date of such termination; (ii) if the termination was due to Participant’s death, the six-month period following the date of issuance of letters testamentary or letters of administration to the executor or administrator of Participant’s estate, but not later than one year after Participant’s death; and (iii) if the termination was due to Participant’s retirement after attaining age 65, or to Participant’s disability other than as described in (i) above, the three-month period following the date of such termination. In no event, however, shall any such period set forth in the previous sentence extend beyond the Option Term.

(b) In the event of Participant’s death, an Option may be exercised by Participant’s legal representative(s), but only to the extent that the Option would otherwise have been exercisable by Participant.

(c) A transfer of Participant’s employment between the Company and any subsidiary of the Company, or between any subsidiaries of the Company, shall not be deemed to be a termination of Participant’s employment.

(d) Notwithstanding any other provisions set forth herein or in any Stock Option Agreement, if a Participant shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any subsidiary or affiliate of the Company, (ii) breach any covenant not to compete, or employment contract, with the Company or any subsidiary or affiliate of the Company, or (iii) engage in conduct that would warrant Participant’s discharge for cause (excluding general dissatisfaction with the performance of Participant’s duties, but including any act of disloyalty or any conduct clearly tending to bring discredit upon the Company or any subsidiary or affiliate of the Company), any unexercised portion of the Option shall immediately terminate and be void.

5.7 An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise only be with respect to a minimum number of shares.

5.8 All or a portion of an exercisable Option shall be deemed exercised upon:

(a) Delivery of all of the following to the Secretary of the Company or his or her office:

(i) A written notice complying with the applicable rules established by the Committee or the Company stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion;

(ii) Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars; and

(iii) In the event that the Option shall be exercised pursuant to Section 5.6(b) by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option; and

(b) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, at the discretion of the Committee, the terms of the Option may allow, or provide the Committee with the continuous discretion to allow: (i) a delay in payment up to thirty days from the date the Option, or portion thereof, is exercised, (ii) payment, in whole or in part, through the delivery of Common Stock owned by the Participant for at least six months, (iii) delivery (in a form prescribed or approved by the Committee or the Company) of an irrevocable direction to a securities broker to sell all or part of the Common Stock being purchased under the Plan and to deliver all or part of the sales proceeds to the Company to cover the exercise price and any applicable withholding taxes; or (iv) payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration.

(c) If Participant fails to pay for any or all of the Option shares specified in the notice of exercise or fails to accept delivery thereof, Participant’s right to purchase such Option shares may be terminated by the Company, without notice. The date specified in Participant’s notice of exercise as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option shares to be purchased upon such exercise shall have been received by such date.

5.9 As soon as practicable after receipt by the Company, pursuant to Section 5.8(b), of full cash payment for the shares with respect to which an Option, or portion thereof, is exercised by a Participant, with respect to each such exercise, the Company shall transfer to the Participant the number of shares equal to the quotient of:

(a) The amount of the payment made by the Participant to the Company pursuant to Section 5.8(b), and

(b) The price per share of the shares subject to the Option as determined pursuant to Section 5.2.

5.10 The Company shall not be required to issue or to deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable;

(b) Obtaining any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(c) The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience;

(d) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax; and

(e) The execution and delivery by Participant of a counterpart Stock Option Agreement between the Company and Participant.

5.11 To the extent that the aggregate fair market value of Common Stock with respect to which any ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan and all other incentive stock option plans of the Company or any Company subsidiary) exceeds $100,000, such Options shall be treated as NSOs to the extent required by Section 422 of the Code. For purposes of this Section 5.11, the fair market value of stock shall be determined as of the time the Option, with respect to such stock, is granted.

5.12 Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, alter or impair his or her rights or obligations under such Option.
      6.     Restricted Stock Awards.

6.1 Stock Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Committee determines that it will offer a Stock Award, it will advise the Participant in writing, by means of a Stock Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of shares of Common Stock that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of a Stock Award Agreement in the manner determined by the Committee.

6.2 Unless the Committee determines otherwise, the Stock Award Agreement shall provide for the forfeiture of the nonvested shares of Common Stock underlying such Stock Award when the Participant ceases to be an employee or director of the Company. To the extent that the Participant purchased the shares of Common Stock granted under such Stock Award and any such shares remain nonvested at the time the Participant ceases to be an employee or director, the termination of employment or status as a director shall cause an immediate sale of such nonvested shares to the Company at the original price per share paid by the Participant. The Stock Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion.

6.3 The vesting period of a Stock Award shall be set by the Committee in its discretion; provided, however, that the vesting period shall not be more than seven years from the date a Stock Award is granted. At any time after grant of a Stock Award, the Committee may, in its sole discretion, subject to whatever terms and conditions it selects, and to the extent applicable, accelerate the period during which a Stock Award vests.

6.4 No portion of a Stock Award which is unvested at the time a Participant terminates employment with the Company or ceases to be a director of the Company shall thereafter become vested.

6.5 Notwithstanding any other provisions set forth herein or in any Stock Award Agreement, if a Participant shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any subsidiary or affiliate of the Company, (ii) breach any covenant not to compete, or employment contract, with the Company or any subsidiary or affiliate of the Company, or (iii) engage in conduct that would warrant Participant’s discharge for cause (excluding general dissatisfaction with the performance of Participant’s duties, but including any act of disloyalty or any conduct clearly tending to bring discredit upon the Company or any subsidiary or affiliate of the Company), any nonvested portion of the Stock Award shall immediately be forfeited. To the extent that the Participant purchased the shares granted under such Stock Award and any such shares remain nonvested at the time of any action described in the prior sentence, such action shall cause an immediate sale of such nonvested shares to the Company at the original price per share paid by the Participant.

6.6 The Participant shall make such representations and provide such documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars.

6.7 The Participant shall make full cash payment to the Secretary of the Company of the purchase price, if any, for the shares subject to the Stock Award. However, at the discretion of the Committee, the terms of the Stock Award may allow, or provide the Committee with the continuous discretion to allow: (i) a delay in payment up to thirty days from the date the Stock Award is granted, or (ii) payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration. If Participant fails to pay the amount, if any, specified for the shares specified in the Stock Award Agreement or fails to accept delivery thereof, Participant’s right to acquire such shares may be terminated by the Company, without notice. The date specified in Participant’s Stock Award Agreement as the date of acquisition shall be deemed the date of acquisition of the shares, provided that any payment required by the Stock Award Agreement shall have been received by such date.

6.8 As soon as practicable after Participant executes the Stock Award Agreement and provides the Company, pursuant to Section 6.7, with full payment of any purchase price required under the terms of a Stock Award Agreement, the Company shall transfer to the Participant the number of shares purchased. If no purchase price is required under the Stock Award Agreement, the Company shall transfer to the Participant the number of shares issued under the Stock Award Agreement after the Participant executes the Stock Award Agreement.

6.9 Notwithstanding the foregoing, the Company shall not be required to issue or to deliver any certificate or certificates for shares of stock purchased under a Stock Award Agreement prior to fulfillment of all of the following conditions:

(a) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable; and

(b) Obtaining any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable.
      7.     Nonassignability of Awards.
      No Award granted under the Plan shall be assigned, transferred, pledged, or otherwise encumbered by a Participant, otherwise than by will or by the laws of descent and distribution and, in the case of NSOs only, by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the Participant, or by gift to a member of Participant’s immediate family (as such term is defined in Rule 16a-1(e) of the Exchange Act) or pursuant to a qualified domestic relations order. Each Award shall be exercisable during the Participant’s lifetime only by the Participant. Any attempt to assign, transfer, pledge or otherwise encumber any such Award or of any right or privilege conferred thereby, contrary to this Section 7, or the sale or levy or similar process upon the rights and privileges conferred thereby, shall be null and void.
      8.     Protection Against Dilution.

8.1 Reorganizations. In the event of any change affecting the Common Stock by reason of any sale, merger, consolidation, spin-off, or other reorganization of the Company or any subsidiary or affiliated company, the Committee may, but shall not be obligated to, make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan and in the number, class, and price of shares subject to the outstanding Awards granted under the Plan or in any vesting schedule as the Committee in its sole discretion deems to be appropriate in order to maintain the purpose of the original grant. Any determination of the Committee as to any question that may arise with respect to any adjustment or lack of adjustment of shares or vesting shall be final. The Committee shall be authorized to make adjustments in the terms and conditions of other Awards in recognition of unusual or non-recurring events affecting the Company or its financial statements or changes in applicable laws, regulations, or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect.

8.2 Adjustments. If any change is made to the Common Stock as a result of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock, a recapitalization, or a similar occurrence or change in the capitalization of the Company which occurrence or change is neither a rights offering nor related to a merger, sale or other reorganization set forth in Section 8.1, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per share covered by outstanding Awards under the Plan, and (iii) the Maximum Annual Participant Award. Any fractional shares shall be payable in cash.

8.3 Certain Corporate Events.

(a) Corporate Reorganizations. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to Awards hereunder are changed into or exchanged for cash or property or securities not of the Company’s issue, or any combination thereof, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing both (i) more than fifty percent (50%) of the voting power of the stock of the Company then outstanding by, another corporation or person and (ii) a change in the “Effective Control” (as defined below) of the Company (any of which being a “Corporate Event”), the Plan shall terminate, and all Awards theretofore granted hereunder shall terminate, unless provision is made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of Awards covering the stock of a successor corporation, or a parent or a subsidiary thereof (such successor corporation or parent or subsidiary, as the case may be, being the “successor corporation”), with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and Awards theretofore granted shall continue in the manner and under the terms so provided. If the Plan and Awards shall terminate pursuant to the foregoing sentence, all outstanding

Stock Awards shall become fully vested immediately prior to the consummation of such transaction and all persons entitled to exercise any unexercised portions of Options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of their Options, including the portions thereof which would, but for this Section entitled “Corporate Reorganizations,” not yet be exercisable. For purposes of this paragraph, the term “Effective Control” shall mean a change in share ownership such that the person or persons in Control (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) of the Company before the Corporate Event are not in Control of the Company after the Corporate Event.

(b) Termination of Employment Following Corporate Event. If a Participant’s employment is terminated (other than for reasons set forth in Section 5.6(d) herein) by the Company or a successor employer corporation (or a parent or a subsidiary of either of them) within two (2) years following the effective date of a Corporate Event (as defined in subparagraph (a) above) in which Awards are assumed, such Participant’s Options (or replacement options) will immediately become exercisable, including the portions thereof which would, but for this Section entitled “Termination of Employment Following Corporate Event,” not yet be exercisable, and such Participant’s Stock Awards will immediately become fully vested. Any such Option will remain exercisable until the expiration of the Option or earlier termination of the Option in accordance with its terms.

(c) Termination of Plan or Options Following Corporate Event. If either the Plan is continued by a successor corporation (as defined in subparagraph (a) above) to the Company or Awards are assumed by such successor corporation, or both, as provided in subparagraph (a) above, and thereafter within two (2) years following the effective date of a Corporate Event (as described under subparagraph (a) above), the Plan and unexercised Options (or replacement options) or unvested Stock Awards are proposed to be terminated for any reason (including but not limited to a successor corporation’s Corporate Event), then all such Stock Awards shall become fully vested immediately prior to termination of the Plan or Stock Awards and all persons entitled to exercise any unexercised portions of Options then outstanding shall have the right, until seven (7) days prior to the termination of the Plan and unexercised Options (or replacement options), or such later time as the successor corporation shall designate, to exercise the unexercised portions of their Options (or replacement options), including the portions thereof which would, but for this Section entitled “Termination of Plan or Options Following Corporate Event,” not yet be exercisable.

      Notwithstanding the foregoing, a transaction shall not constitute a Corporate Event if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
      9.     Withholding.
      At the Committee’s discretion, the recipient of any Award under the Plan may pay to the Company, in cash, Common Stock (provided it has been held by the Participant for at least six months) or other property, or a combination thereof, the amount of any taxes required to be withheld with respect to such Award or, in the case of an Award in the form of Common Stock, the Company shall have the right to retain from such Award a sufficient number of shares of Common Stock to satisfy the applicable withholding tax obligation.
      10.     Subsidiaries.
      For purposes of the Plan, a “subsidiary” of the Company means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

      11.     Financial Assistance.
      The Company is vested with authority under this Plan to assist any employee to whom an Award is granted hereunder (including any director or officer of the Company or any of its subsidiaries) in the payment of the purchase price payable with respect to that Award, by lending the amount of such purchase price to such employee on such terms and at such rates of interest and upon such security (or unsecured) as shall have been authorized by or under authority of the Board.
      12.     Limitations of Rights of Participants.

12.1 A person to whom an Award is granted under this Plan shall not have any interest in the shares available with respect to that Award or in any dividends paid thereon, and shall not have any of the rights or privileges of a stockholder with respect to such shares until the certificates therefor have been issued and delivered to him or her.

12.2 No shares of stock issuable under the Plan shall be issued and no certificate therefor delivered unless and until, in the opinion of legal counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or to incur any liability under any federal, state or other securities law, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

12.3 The receipt of an Award does not give the Participant any right to continued employment by the Company or a subsidiary for any period, nor shall the granting of the Award or the issuance of shares in accordance with the Award give the Company or any subsidiary any right to the continued services of the Participant for any period.

12.4 Nothing contained in this Plan shall constitute the granting of an Award hereunder, which shall occur only pursuant to express authorization by the Committee and under the terms of a Stock Option Agreement or Stock Award Agreement.
      13.     Amendment and Termination.
      The Board may alter, amend, suspend or terminate this Plan, provided that no such action shall, without the consent of a Participant, alter or impair any rights or obligations under any Award granted to such Participant. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules.
      14.     Award Agreements.
      Each Award granted to a Participant shall be evidenced by a written Stock Option Agreement or Stock Award Agreement in a form approved by the Committee, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan. Stock Option Agreements evidencing ISOs shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
      15.     Governing Law.
      The place of administration of the Plan and all Stock Option Agreements and Stock Award Agreements shall be in the State of California. The corporate law of the Company’s state of incorporation shall govern issues related to the validity and issuance of shares. Otherwise, this Plan and each Stock Option Agreement and Stock Award Agreement shall be construed and administered in accordance with the laws of the State of California, without giving effect to principles relating to conflict of laws.
      16.     Use of Proceeds.
      Any cash proceeds received by the Company from the sale of shares pursuant to grants made under this Plan shall be used for general corporate purposes.

      17.     Regulatory Approvals.
      The implementation of the Plan, the granting of any Award hereunder, and the issuance of stock in accordance with any Award shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it, and the stock issued pursuant to it.
      18.     Restrictions on Resale.
      Certain officers and directors of the Company may be deemed to be “affiliates” of the Company, as that term is defined under the Securities Act. Common Stock acquired under the Plan by an affiliate may only be re-offered or resold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.
      19.     Effective Date.
      This Plan, as amended and restated, shall become effective upon adoption by the Company’s Board of Directors, subject to the subsequent approval of the amended and restated Plan by the stockholders of the Company within 12 months from the date of said adoption. Awards may be granted prior to such stockholder approval, provided that any Stock Awards shall not vest prior to the time that this amended and restated Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said 12 month period, all Stock Awards previously granted under this amended and restated Plan shall thereupon be cancelled and become null and void.
      20.     Financial Statements.
      Participant shall receive financial statements of the Company at least annually.